EXHIBIT 3.1
GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
ARTICLES OF AMENDMENT
Griffin-American Healthcare REIT III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article V in their entirety.
SECOND: The Charter is hereby further amended by deleting Section 9.12 (“No Internalization Fee in Connection with Internalization of Advisor”) of Article IX in its entirety.
THIRD: The Charter is hereby further amended by deleting the last sentence of Section 11.1 (“Sales and Leases to the Corporation”) of Article XI.
FOURTH: The Charter is hereby further amended by deleting Article XV (“Roll-Up Transactions”) in its entirety.
FIFTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.
SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 1st day of October, 2021.

ATTEST:		GRIFFIN-AMERICAN HEALTHCARE
REIT III, INC.

By:	/s/ Cora Lo	By:	/s/ Jeffrey T. Hanson
Name:	Cora Lo	Name:	Jeffrey T. Hanson
Title:	Secretary	Title:	Chief Executive Officer

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